ITEM 77M
MERGERS

Pursuant to the Securities Act of 1933, as amended and the General Rules and Regulations thereunder, a Registration Statement on Form N-14 (SEC File No. 333-00053) was filed on July 28, 1998. This filing relates to an Agreement and Plan of Reorganization between Federated Bond Index Fund (the "Fund") and Federated Total Return Bond Fund ("FTRBF"), a portfolio of Federated Investment Trust, whereby FTRBF would acquire all of the assets of the Fund in exchange for shares of FTRBF to be distributed pro rata by the Fund, to its shareholders.

As a result, effective September 25, 1998, each shareholder of the Fund became owner of FTRBF shares having a total net asset value equal to the total net asset value of his or her holdings in the Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Fund to FTRBF was approved by the Board of Trustees at the Fund's Regular Meeting held on May 13, 1998 and was also approved by shareholders at a Special Meeting of Shareholders of the Fund held on September 21, 1998.

The Agreement and Plan of Reorganization concerning this acquisition is hereby incorporated by reference from the definitive Prospectus/Proxy Statement filed on July 28, 1998.




ITEM 77Q(a)(i)
Amendments to By-Laws


FEDERATED TOTAL RETURN SERIES, INC.

ARTICLES OF AMENDMENT


	FEDERATED TOTAL RETURN SERIES, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

	FIRST:		The Corporation hereby renames all of the shares of
(i) Federated Total Return Government Fund Institutional Shares; (ii) Federated Total Return Government Fund Institutional Service Shares; (iii) Federated Total Return Limited Duration Fund Institutional Shares; and (iv) Federated total Return Limited Duration Fund Institutional Service Shares as follows:

Old Name			New Name
Federated Government Fund	Federated Mortgage Fund
Institutional Shares		Institutional Shares

Federated Government Fund	Federated Mortgage Fund
Institutional Service Shares	Institutional Service Shares

	SECOND:	The foregoing amendment to the charter of the Corporation
was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders; and the Company is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

	IN WITNESS WHEREOF, Federated Total Return Series, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of June 4, 1998, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.

WITNESS:				FEDERATED TOTAL RETURN SERIES, INC.

/s/ Anthony R. Bosch		By:  /s/ J. Christopher Donahue
Anthony R. Bosch		J. Christopher Donahue
Assistant Secretary		Executive Vice President




ITEM 77Q(a)(ii)
Amendments to By-Laws



FEDERATED TOTAL RETURN SERIES, INC.
Federated Total Return Series, Inc.

Amendment #2
to the By-Laws

(effective February 27, 1998)


Delete Section 8 Proxies of Article I, Meetings of Shareholders, and replace with the following:

Section 8. PROXIES. Any Shareholder entitled to vote at any meeting of Shareholders may vote either in person or by proxy, but no proxy which is dated more than eleven months before the meeting named therein shall be accepted unless otherwise provided in the proxy. Every proxy shall be in writing and signed by the Shareholder or his duly authorized agent or be in such other form as may be permitted by the Maryland General Corporation Law, including electronic transmissions from the shareholder or his authorized agent. Authorization may be given orally, in writing, by telephone, or by other means of communication. A copy, facsimile transmission or other reproduction of the writing or transmission may be substituted for the original writing or transmission for any purpose for which the original transmission could be used. Every proxy shall be dated, but need not be sealed, witnessed or acknowledged. Where Shares are held of record by more than one person, any co-owner or co-fiduciary may appoint a proxy holder, unless the Secretary of the Corporation is notified in writing by any co-owner or co-fiduciary that the joinder of more than one is to be required. All proxies shall be filed with and verified by the Secretary or an Assistant Secretary of the Corporation, or the person acting as Secretary of the Meeting. Unless otherwise specifically limited by their term, all proxies shall entitle the holders thereof to vote at any adjournment of such meeting but shall not be valid after the final adjournment of such meeting.



ITEM 77Q(a)(iii)
Amendments to By-Laws


Federated Total Return Series, Inc.

Amendment #3
to the By-Laws

(effective May 12, 1998)

Strike Section 3 - Place of Meetings from Article I - Meeting of Shareholder and replace it with the following:

Section 3. PLACE OF MEETINGS. All meetings of the Shareholders of the Corporation or a particular Series or Class, shall be held at such place within or without the State of Maryland as may be fixed by the Board of Directors.